Exhibit 99.1

Contacts:
Quidel Corporation	Porter Novelli Life Sciences
John M. Radak, Chief Financial Officer	Parag Dave
(858) 646-8032	(619) 849-5378
pdave@pnlifesciences.com

Quidel Authorizes Additional $25 Million under Stock Repurchase Program

San Diego, December 2, 2008 - Quidel Corporation (Nasdaq: QDEL), a leading provider of point-of-care (POC) rapid diagnostic tests, today announced that its Board of Directors has authorized an extension of the company’s current stock repurchase program. The extension authorizes the repurchase of up to an additional $25 million in shares of Quidel common stock under the repurchase program.

The Quidel Board initially approved $25 million for the repurchase of common stock under the share repurchase program authorized in May 2005 and approved the repurchase of up to an additional $25 million under the program in March 2007.   As of December 1, 2008, there remains approximately $6 million available for repurchase of company common stock under the previously authorized repurchase program.

Under the current stock repurchase program, shares of the company’s common stock may be repurchased from time to time in both privately negotiated and open market transactions, including pursuant to a Rule 10b5-1 plan, subject to management’s evaluation of market conditions, applicable legal requirements and other factors.

As of September 30, 2008, Quidel Corporation had approximately 32,530,000 shares outstanding.

About Quidel Corporation

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue®, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, respiratory syncytial virus, Fecal Occult Blood, Strep A, pregnancy, bacterial vaginosis, H. pylori and Chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential future point-of-care applications. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment has an impact on clinical outcomes and provides an economic benefit. For more information, visit www.quidel.com, www.colorectal-test.com or www.flutest.com.